SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2007

EGL, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-27288	76-0094895
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15350 Vickery Drive, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (281) 618-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01
Other Events.

On May 14, 2007, EGL, Inc. (“EGL” or the “Company”) issued a press release announcing that the Special Committee of its Board of Directors had received a revised proposal from CEVA Group Plc, a UK public company that is owned by affiliates of Apollo Management, L.P. (the "CEVA group"). In addition, the Special Committee had also received a revised proposal from entities affiliated with James R. Crane, the Company's largest shareholder, Chief Executive Officer and Chairman of the Board, together with investment funds affiliated with Centerbridge Partners, L.P. and The Woodbridge Company Limited (the "Crane group"), that would amend the current merger agreement between the Company and the Crane group.

On Friday, May 11, the Crane group delivered a proposal to amend its merger agreement to increase the consideration to holders of EGL common stock to $45.00 per share in cash.

On Saturday, May 12, the CEVA group delivered a revision to its previous proposal to increase the consideration to EGL holders to $46.00 per share in cash.

On Sunday, May 13, the Special Committee determined that the revised proposal from the CEVA group is a superior proposal as defined in the merger agreement.

While at this time the current merger agreement with the Crane group remains in effect, the Special Committee has notified the Crane group of its determination and its availability to discuss and negotiate any revised proposal that the Crane group wishes to make during the period provided by the agreement, which period will end at the close of business on May 16, 2007. At that time, the Special Committee would consider whether the terms of the CEVA group proposal remains a superior proposal, and, if so, the Board of Directors and the Special Committee would then consider whether to take such actions as would be necessary and proper to terminate the merger agreement with the Crane group and enter into an agreement with the CEVA group.

The current agreement with the Crane group may be terminated under certain circumstances, including if the Board or Special Committee has determined in good faith that it has received a superior proposal and otherwise complies with certain terms of the agreement, including the payment by EGL of a $30 million termination fee.

The Special Committee cautions that there can be no assurance that the CEVA group's proposal will lead to the termination of the merger agreement with the Crane group and the execution of a definitive agreement with the CEVA group, or that the proposed transaction with the CEVA group will be approved or consummated.

A copy of the May 14, 2007 press release is included as Exhibit 99.1 to this Form 8-K and is incorporated into this Item 8.01 by reference.

Important Additional Information Regarding the Merger with the Crane Group will be Filed with the SEC:

In connection with the proposed merger with the Crane group (the "Crane Merger"), the Company will file a proxy statement with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CRANE MERGER AND THE PARTIES TO THE CRANE MERGER. Investors and

security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, telephone (281) 618-3100, or from the Company's website, www.eaglegl.com.

The Company and its directors, executive officers and other members of its management and employees (including, without limitation, Mr. Crane) may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the Crane Merger. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the Company's Form 10-K/A filed on April 30, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Crane Merger, which may be different than those of the Company's shareholders generally, by reading the proxy statement and other relevant documents regarding the Crane Merger, which will be filed with the SEC.

CAUTIONARY STATEMENTS

The statements included in this current report on Form 8-K regarding any transaction with the CEVA group or the Crane group, including the timing thereof, the likelihood that either such transaction could be consummated, any future actions by the CEVA group or the Crane group and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, market conditions, availability and terms of acquisition financing, approval of the CEVA group's proposal by the special committee and board, ability of CEVA and the Company to agree to definitive documents, the Company's ability to satisfy certain terms of the Crane group merger agreement (including certain determinations by the special committee and the board), satisfaction of closing conditions, actions by the CEVA group and Crane group and other factors detailed in risk factors and elsewhere in the Company's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 99.1

Press Release, dated May 14, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 14, 2007

EGL, INC.

By:___/s/ Dana Carabin______________________

Dana Carabin

General Counsel and Corporate Secretary